Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

AMAZE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, par value $0.001 per share	457(c)	5,524,316	$2.56(2)	$14,142,249	0.0001381	$1,953.05
Fees previously paid

		Total Offering Amount				$14,142,249		$1,953.05
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$1,953.05

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of Common Stock that may be issued resulting from stock splits, stock dividends or similar transactions. Represents shares of Common Stock registered for resale by the selling stockholders consisting of up to 5,524,316 shares of Common Stock issuable upon the conversion of the Registrant’s senior secured original issue discount convertible promissory notes held by the selling stockholders.

(2)       Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock on September 29, 2025.